August 11, 2014

David Rubenstein
230 Spalding Springs Lane
Atlanta, GA 30350

Dear Mr. Rubenstein,

On behalf of AdCare Health Systems, Inc. ("AdCare"}, this letter of separation ("Separation Agreement") outlines the terms of your separation from AdCare. In this Agreement, the terms "you" and "your" refer to you, David Rubenstein, and the terms "us," "we," and "our" refer to AdCare, and are collectively referred to as the "parties." Other than as described below, this Separation Agreement, re-attests the parties' agreement to the terms of your Employment Agreement dated November 15, 2011 that outlines the terms of your employment with AdCare ("Employment Agreement"). The parties agree your last day of employment will be on December 31, 2014 {"Termination Date"). The parties further agree the termination is "Without Cause" as defined in your Employment Agreement.

Please sign the last page and return to David Tenwick, CEO/President, if this offer is acceptable and reflects our entire Separation Agreement. This Separation Agreement is effective upon full execution by the parties ("Effective Date").

Severance: You will be paid one-year annual severance in the amount of your current salary ($325,000) ("Severance") subject to all applicable withholdings, beginning immediately post the Termination Date and expiring December 31, 2015.    In the event of a "Change in Control" as defined in your employment agreement, your Severance will become immediately and fully payable to you.

Bonus: You are eligible for the full amount of your annual bonus outlined in your Employment Agreement and AdCare's Executive Incentive Plan ("Bonus") based on the Company's performance through September 30, 2014. Bonus will be paid to you when 2014 financials are finalized, on or before March 31, 2015.

Equity Compensation/Warrants:    All Warrants granted to you in the Employment Agreement and your Equity Agreement that are fully vested by the Termination Date will become one hundred percent ( 100%) fully exercisable for cash in accordance with the terms of the Warrants. The terms of the Warrants supersede any terms in your Employment Agreement or any other unrelated document(s).

Health Insurance: AdCare will continue to pay you and your spouse's health insurance, in the same amount and for identical coverage as you currently have, for a period of twelve (12) months following the Termination Date. Your health insurance will remain in full effect, unless there is a Change in Control event. In the event of a Change in Control, the amount equal to the premiums for the remainder of the twelve (12) months will be paid to you in a lump sum, on or before the effective date of the Change in Control.

Mobile Phone and Computer: You may keep the mobile phone provided to you during your employment with AdCare at no cost to you, but your cell phone plan must be transferred to your name and paid by you after the Termination Date. You may also purchase your computer and its peripherals for one hundred dollars ($100) on or before your Termination Date.

This Separation Agreement represents the entire agreement between the parties, and any modifications must be made in writing and executed by both parties. Please do not hesitate to contact me if you have related questions.

Regards,

/s/ David A. Tenwick
David Tenwick, CEO

I accept the Separation Agreement as outlined above.

/s/ David Rubenstein	8/14/14
David Rubenstein	Date